SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS
To: Eric Lefebvre
1.Termination of Employment and Final Wages.
(a)Your last day of employment with Pliant Therapeutics, Inc. (the “Company”) will be December 15, 2025 (“Termination Date”).
(b)On the Termination Date, you will be paid any earned but unpaid salary, unpaid expense reimbursements in accordance with Company policy, accrued but unused vacation, and any vested benefits you may have under any employee benefit plan of the Company in accordance with the terms and conditions of such employee benefit plan and applicable laws.
(c)In any event, the Company will provide you with information about obtaining continuation health care coverage pursuant to COBRA at your own cost after your health care coverage ends by separate cover in accordance with applicable laws.
(d)You are not required to sign this Separation Agreement and General Release of Claims (“Release Agreement”) to receive the aforementioned accrued but unpaid wages and benefits.
2.Severance Benefits. You are currently a participant in the Pliant Executive Severance Plan (the “Severance Plan”). In accordance with the Severance Plan, the Company is offering you the opportunity to receive severance to which you are not otherwise entitled in exchange for your execution and non-revocation of the general release of claims set forth in this Release Agreement. In exchange for the release of claims set forth below and subject to the Release Agreement becoming effective as contemplated by Paragraph 4, and your agreement to the other terms and conditions set forth in this Release Agreement, the Company shall:
(a)Pay (i) nine (9) months of your base salary, as defined by the Severance Plan, in the amount of $404,282.52 and (ii) your annual discretionary target bonus in effect immediately prior to the Termination Date, prorated as of the Termination Date in the amount of $206,173.30 (collectively, the “Severance Payment”), which shall be paid in a lump sum within sixty (60) days from the Termination Date; and
(b)Pay to you a cash payment in an amount of $28,475.44 which is equal to the monthly employer contributions that the Company would have made to provide health insurance to you for nine (9) months if you had remained employed by the Company, based on the premiums applicable to you as of the Termination Date and adjusted to include an amount equal to the estimated income taxes due on such additional amount, as determined by the Company in its sole discretion (the “Severance COBRA Benefits”), which shall be paid in a lump sum and grossed up to account for taxes within sixty (60) days from the Termination Date
The Severance Payment and the Severance COBRA Benefits are collectively referred to as the Severance Benefits (“Severance Benefits”).
3.Review Period. You have forty-five (45) calendar days from the Termination Date in which to consider this Release Agreement (the “Review Period”). You may not sign this
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Release Agreement before the Termination Date. You are advised that you have the right to consult an attorney regarding this Release Agreement. If you choose to sign the Release Agreement, please sign it via DocuSign. You may sign this Release Agreement any time after your Termination Date and before the expiration of the Review Period, but should you do so, you waive any time remaining of the Review Period.
4.Revocation Period. You will have an additional seven (7) calendar days after signing the Release Agreement to revoke your acceptance (the “Revocation Period”) by submitting a written statement of revocation to Lily Cheung, Chief Human Resources Officer, at     . If you do not timely revoke your acceptance during the Revocation Period, this Release Agreement will become final and effective on the eighth (8th) day after you sign it (the “Effective Date”).
5.Return of Property. In order to receive the Severance Benefits provided pursuant to Paragraph 2, you must have previously returned all of the Company’s property in your possession. This includes all work-related documents and all copies thereof, whether in hard or soft copy, and all other Company property in your possession, custody, or control.
6.No False Statements. In further exchange for your receipt of the Severance Benefits, you agree not to make any false statements about the Company or any of the Released Parties (as defined below). It is understood that your good faith exercise of rights as described in Paragraph 7(b) below shall not be deemed to violate this provision.
7.Release. The following are the terms of the general release of claims that you accept as part of this Release Agreement:
(a)In consideration of the Severance Benefits that you are receiving as provided in Paragraph 2 above, and on behalf of yourself and your heirs, executors, administrators, successors, and assigns, you hereby waive, release, and hold harmless the Company, its respective parents, subsidiaries, divisions, units, related companies, each and every past and present member, shareholder, investor, associate, affiliate, predecessor, successor, and related company, and all of their current or former agents, officers, directors, partners, representatives, attorneys, contractors, insurance companies, administrators, successors, assigns, current and former employees, plan administrators, insurers, and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this subsection, and each of them (“Released Parties”), from any and all claims, rights, debts, liabilities, demands, causes of action, obligations, and damages, known or unknown, suspected or unsuspected, arising as of or prior to the date of your signature to this Release Agreement, under federal, state, local, or common law (“Released Claims”), including, but not limited to, claims in any way related to your employment with the Released Parties, including, but not limited to, your separation from employment, the terms and conditions of your employment, claims to any benefits under any stock, equity or other Company plan, all claims under the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act (the “ADEA”), the Older Workers Benefit Protection Act (the “OWBPA”), the California Labor Code, the California Business and Professions Code, all California Wage Orders, the California Fair Employment and Housing Act, the California Family Rights Act, the California Civil Code, the California Government Code, and/or the laws prohibiting discrimination, harassment, and/or retaliation in any state in which you are employed, and any and all federal, state,

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and local employment laws, as well as any and all common law tort or contract theories under federal, state, or local laws. The Released Claims also include claims of discrimination or retaliation on the basis of workers’ compensation status, but they do not include workers’ compensation claims.
(b)Notwithstanding anything in this Release Agreement to the contrary, nothing in this Release Agreement prohibits you (or your attorney) from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving other disclosures to a governmental or regulatory entity concerning suspected violations of the law, in each case without receiving prior authorization from or having to disclose any such conduct to the Company, or from responding if properly subpoenaed or otherwise required to do so under applicable law. Nothing in this Release Agreement shall be construed to affect the independent rights and responsibilities of the Equal Employment Opportunity Commission (“Commission”), National Labor Relations Board, Occupational Safety and Health Administration, or Securities and Exchange Commission, or of any federal, state, or local governmental agency or commission (“Governmental Agency”) to enforce the law, nor does this Release Agreement affect your right to file a charge or participate in an investigation or proceeding conducted by either the Commission or any such Governmental Agency, although this Release Agreement does bar any claim that you might have to receive monetary damages in connection with any Commission or Governmental Agency proceeding concerning matters covered by this Release Agreement. This Release Agreement does not limit your right to receive an award or bounty for information provided to any Governmental Agencies, including under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Nothing in this Release Agreement prohibits you from testifying in an administrative, legislative, or judicial proceeding regarding alleged criminal conduct or sexual harassment, when you have been required or requested to attend a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature. Moreover, nothing in this Release Agreement prevents the disclosure of factual information relating to claims of sexual assault, sexual harassment, harassment or discrimination, failure to prevent harassment or discrimination, or retaliation against a person for reporting an act of harassment or discrimination, as those claims are defined under the California Fair Employment and Housing Act, to the extent the claims are filed in a civil or administrative action, and to the extent such disclosures are protected by law. Nothing in this Release Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Finally, nothing in this Release Agreement shall be construed to prohibit you from engaging in protected concerted activity under the National Labor Relations Act for the purpose of collective bargaining or other mutual aid or protection, including, without limitation, (i) making disclosures concerning this Agreement in aid of such concerted activities, (ii) filing unfair labor practice charges, (iii) assisting others who are filing such charges, and (iv) cooperating with the investigative process of the National Labor Relations Board or other Government Agencies.
(c)Execution of this Release Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Release Agreement, any

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claim to indemnity under section 2802 of the California Labor Code, or any other claim that by law may not be released.
(d)You acknowledge that you have been advised by legal counsel that you are by this Release Agreement waiving claims pursuant to California Civil Code section 1542 or the laws of other states similar hereto, and you expressly waive such rights as quoted below:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
You hereby expressly waive any rights you may have under any other statute or common law principles of similar effect.
(e)You acknowledge and understand that the release of claims under the ADEA, 29 U.S.C. §§ 621-634, is subject to special waiver protections under 29 U.S.C. §626(f). In accordance with that section, you specifically agree that you are knowingly and voluntarily releasing and waiving any rights or claims of discrimination under the ADEA. In particular, you acknowledge that you understand that:
(i)you are not waiving any claims for age discrimination under the ADEA that may arise after the date you sign this Release Agreement, and you are not waiving vested benefits, if any;
(ii)you are waiving rights or claims for age discrimination under the ADEA arising up to the Effective Date of this Release Agreement in exchange for payment described in Paragraph 2 above, which is in addition to anything of value to which you are already entitled;
(iii)you are advised to consult with and have had an opportunity to consult with an attorney before signing this Release Agreement; and
(iv)you acknowledge receipt of Exhibit A annexed hereto, which is being provided to you pursuant to the OWBPA, and sets forth the titles, ages, and termination dates of those who are and are not affected by this group termination.
8.Confidential Information. You acknowledge that you possess secret, confidential, or proprietary information or trade secrets concerning the operations, future plans, or business methods of the Company and that your obligation to keep this information confidential survives your separation from the Company pursuant to the Employee Proprietary Information and Inventions Agreement you signed with the Company (the “Confidentiality Agreement”). This paragraph, however, does not prevent you from the good faith exercise of rights as described in Paragraph 7(b) above. You agree that the Company would be severely damaged if you used or disclosed this information. You understand and acknowledge that you are hereby notified that, under the Defend Trade Secrets Act (specifically, 18 U.S.C. § 1833), you cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is

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made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; that you may not be held liable for disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if that filing is made under seal; and that individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose trade secrets to the attorney of the individual and use the trade secret information in the court proceeding, if any filing of the trade secret is under seal and the individual does not disclose the trade secret except pursuant to a court order.
9.No Admissions. You understand that nothing stated herein is to be construed as an admission on the part of said Company or Released Parties of any liability whatsoever and that Company and Released Parties deny that they are liable to you.
10.Adequate Consideration. You agree that payment of the Severance Benefits described in Paragraph 2 is a benefit that the Company is not required to provide to you apart from the provisions of this Release Agreement and under the Severance Plan.
11.No Outstanding Claims. By signing the Release Agreement, you acknowledge receipt of all compensation due to you, including overtime, accrued and unused vacation, commissions, bonuses, benefits under any Company stock or equity plans, and expense reimbursements, and that no additional compensation of any nature is due to you as of the end of the Termination Date except on the terms and conditions set forth in this Release Agreement. You affirm that you have no known workplace injuries or occupational diseases that would be compensable under the workers’ compensation laws of any state, and that you have been provided and/or have not been denied or retaliated against for requesting or taking any leave under any leave laws, including, but not limited to, the Family and Medical Leave Act, the California Family Rights Act, and any other similar state or local laws providing for leave.
12.Section 409A. It is intended that any amounts payable under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and treasury regulations relating thereto, so as not to subject the employee to the payment of any interest and tax penalty that may be imposed under section 409A of the Code, and this Agreement shall be interpreted and construed accordingly; provided, however, that the Company and the other Released Parties shall not be responsible for any taxes, penalties, interest, or other losses or expenses incurred by the Employee due to any failure to comply with section 409A of the Code. The timing of the payments or benefits provided herein may be modified to so comply with section 409A of the Code. All references in this Agreement to the Employee’s termination of employment and to the Termination Date shall mean a “separation from service” within the meaning of section 409A of the Code. Each payment under this Agreement as a result of the separation of the Employee’s service shall be considered a separate payment for purposes of section 409A of the Code. Notwithstanding any other provision in this Agreement, if on the date of the Employee’s separation from service (as defined in section 409A of the Code) (a) the Company is a publicly traded corporation and (b) the Employee is a “specified employee,” as defined in section 409A of the Code, then to the extent any amount payable under this Agreement upon the Employee’s separation from service constitutes the payment of “nonqualified deferred compensation,” within the meaning of section 409A of the Code, that under the terms of this Agreement would be payable prior to the six (6)-month anniversary of the Employee’s separation from service, such payment shall be delayed until the earlier to occur of (x) the first (1st) day of the seventh (7th) month following the Employee’s separation from service or (y) the date of the Employee’s death.

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13.Entire Agreement. This Release Agreement sets forth the entire agreement between you and the Company regarding its subject matter and supersedes all other written or oral promises or representations about its subject matter. You will, however, continue to be bound by any applicable post-termination confidentiality obligations and restrictive covenants in the Confidentiality Agreement.
14.No Modifications. This Release Agreement may not be modified except by a writing signed by both you and the Company’s Chief Human Resources Officer. You understand and agree that this Release Agreement shall not be construed at any time or for any purpose as an admission of any liability or wrongdoing by the Company.
15.No Representations. By executing this Release Agreement, you acknowledge that you (a) are not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Release Agreement and in the Severance Plan; (b) have made your own investigation of the facts and are relying solely upon your own knowledge and the advice of your own legal counsel; (c) knowingly waive any claim that this Release Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Release Agreement based upon presently existing facts, known or unknown; (d) are entering into this Release Agreement freely and voluntarily; (e) have carefully read and understood all of the provisions of this Release Agreement; and (f) are aware of your right to be represented by the counsel of your own choice at your own expense in connection with the negotiation and execution of this Release Agreement. Both you and the Company stipulate that the Company is relying upon these representations and warranties in entering into this Release Agreement. These representations and warranties shall survive the execution of this Release Agreement.
16.Choice of Law and Forum. This Release Agreement shall be governed by the statutes and common law of the State of California. The forum for any dispute arising out of this Release Agreement will be in the appropriate state or federal court in the state in which you resided while performing work for the Company.
17.Severability. The terms of this Release Agreement are contractual and not a mere recital. If any provision of this Release Agreement shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Release Agreement shall, in such event, be construed as if such invalid and/or unenforceable provision had never been contained herein.
18.Counterparts and Electronic Signature. This Agreement may be executed in one (1) or more counterparts, each of which will be deemed an original, but all of which together will constitute one (1) and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law), or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.
BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU HAVE READ THIS RELEASE AGREEMENT, UNDERSTAND ITS TERMS AND EFFECT, AND AGREE TO IT VOLUNTARILY.
ACCEPTED AND AGREED TO:

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Signature: /s/ Eric Lefebvre
Print Name: Eric Lefebvre
Date: January 1, 2026

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EXHIBIT A
Disclosure Pursuant to Older Workers Benefit Protection Act
The following information is provided to comply with the Older Workers Benefit Protection Act. This information pertains to the restructuring of the workforce of Pliant Therapeutics, Inc. (the “Company”). It is current as of December 2, 2025. If this information changes during the Review Period, as defined in Section 3 of the Release Agreement, you will receive an updated disclosure.
(1)    The decisional unit is all Company staff.
(2)    The persons who are eligible for severance are the persons in the decisional unit who are being terminated on the dates indicated below as a result of the workforce restructuring taking place on or about December 15, 2025 and who sign a general release of all claims.
(3)    Persons were selected or not selected for termination based on the Company’s business needs going forward in the restructured organization and the Company’s assessment of the personnel suited to those needs.
(4)    Below is a listing of the ages, job titles and termination dates of all persons in the decisional unit who were selected for termination and offered consideration for signing a general release of claims as part of the aforementioned workforce restructuring and those who were not selected.

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